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NEWS RELEASE
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[LOGO]  EATON VANCE CORP.
        The Eaton Vance Building
        255 State Street, Boston, MA 02109
        (617) 482-8260
        Contact: William M. Steul

                                                      MAY 3, 1999

                                                 FOR IMMEDIATE RELEASE


             EATON VANCE CORP. RESUMES AMORTIZING SALES COMMISSIONS
                             FOR ITS INTERVAL FUNDS

BOSTON, MA - Eaton Vance Corp. announced today that beginning May 1, the start of the Company's third fiscal quarter, it resumed capitalizing and amortizing sales commissions it pays to broker-dealers for sales of its interval funds, Eaton Vance Prime Rate Reserves and EV Classic Senior Floating-Rate Fund. The interval funds, which invest in senior bank loans, are continuously offered, closed-end funds that offer to repurchase their shares quarterly. This accounting change is likely to have a significant positive impact on Eaton Vance's reported earnings for the balance of its current fiscal year and future reporting periods, although the market and other factors will primarily determine earnings. The change will not affect the Company's cash flow.

Eaton Vance capitalized and amortized sales commissions for the interval funds from their inception until July 24, 1998, when an October 1998 Financial Accounting Standards Board's staff announcement took effect. That announcement required investment advisers to expense, as incurred, sales commissions and other offering costs they pay for funds that do not have both Rule 12b-1 distribution fees and contingent deferred sales charges (CDSCs). The Eaton Vance interval funds have CDSCs, but did not charge distribution fees. Expensing sales commissions paid from July 24, 1998, as required, significantly reduced Eaton Vance's reported earnings in the fourth quarter of fiscal 1998 and in the first two quarters of fiscal 1999 (although cash flow was not affected).

In April the interval funds received shareholder approvals and an SEC exemptive order permitting them, beginning May 1, 1999, to implement Rule 12b-1 equivalent distribution fees. (The distribution fees will not change overall expenses to fund shareholders, because Eaton Vance is correspondingly reducing its advisory and administration fees.) With the implementation of the distribution fees on May 1, the SEC agreed that Eaton Vance may resume capitalizing and amortizing sales commissions for the interval funds.

Because the resumption of this accounting treatment will be effective only from May 1, 1999, Eaton Vance will not restate its earnings for fiscal 1998 or for the first two quarters of fiscal 1999. Further, the Company will not reverse the

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one-time,  "below-the-line"  $36.6  million  reduction in its net income for the first quarter of fiscal 1999 (commencing November 1, 1998), which was required by the FASB staff announcement. That adjustment reflected the expensing of sales commissions that Eaton Vance paid and capitalized before July 24, 1998, shown in the financial statements for that quarter as a "cumulative effect of a change in accounting principle."

The resumption of capitalizing and amortizing sales commissions paid for the interval funds is expected to have a significant positive effect on Eaton Vance's reported net income for the third and fourth quarters of fiscal 1999 (May 1 through October 31, 1999) and for future reporting periods, compared to the fourth quarter of fiscal 1998 and the first two quarters of fiscal 1999. This is because sales commissions will no longer be expensed as incurred, which reduces net income in the short term, but rather will be capitalized and amortized. The precise impact of resuming this accounting treatment cannot be accurately estimated, as it will depend upon the volume of interval fund sales and other market factors. Moreover, the Company's earnings are determined primarily by the revenues from assets under management, sales and redemptions of Eaton Vance funds, expenses, and other factors besides the impact of interval fund sales commissions.

Eaton Vance believes that capitalizing and amortizing interval fund sales commissions, which is consistent with the accounting treatment of sales commissions for open-end mutual funds with similar distribution structures, will provide a more accurate picture of the Company's financial performance.

Eaton Vance Corp., a Boston-based investment management firm, is traded on the New York Stock Exchange under the symbol EV.

This news release contains statements, which are not historical facts, referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements, depending upon factors such as volume of sales and repurchases of fund shares, and the continuation of fund investment advisory, administration, distribution, and service contracts.


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